AMENDMENT TO PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of ,2004,by and among Principal Life Insurance Company, an Iowa corporation (the "Company7'), MFS VARIABLE

INSURANCE TRUST, a Massachusetts business trust (the "Trust"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS") (Trust, MFS, and Company collectively, the "Parties") in order to modify that certain Participation Agreement entered into by the Parties as of March 26, 2002 (the "Agreement").

The Parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby amended to include the new Principal Variable Universal Life Income, and the Principal Investment Plus Variable Annuity products.
2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

PRINCIPAL LIFE INSLX4NCE COMPANY

MFS VARIABLE INSUFUNCE TRUST, On behalf of the Portfolios

By:	&A	r.1 I)'~+C~---O9

Name:'' 3':,,ccs C(. &.*i&<,.:( '<3<

MASSACHUFTTS FINANCIAL SERVICES COMPANY

,/' ;

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS

(as of the date of this Amendment to the Participation Agreement)

Principal Life Insurance Company Separate Account B

(1)	The Principal Variable Annuity
(2)	Principal Freedom Variable Annuity
(3)	Principal Investment Plus Variable Annuity

Principal Li fe Insurance Company Variable Life Separate Account

(1) PrinFlex Life Variable Life Insurance

(2)	Survivorship Variable Universal Lifc Insurance
(3)	Flexible Variable Life Insurance
(4)	Principal Variable Universal Life Accumulator

(5) Executive Variable Universal Life Accumulator

(6)	Benefit Variable Universal Life Accumulator
(7)	Principal Variable Universal Life Accumulator I1
(8)	Principal Variable Universal Life Income